As filed with the Securities and Exchange Commission on December 23, 2003
Registration No. 333-96799

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISCOUNT SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0498783
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or	Number)
Organization)

4585 Tillicum Street
Burnaby , British Columbia
CANADA V5J 3J9
(604) 327-9446
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

2001 STOCK OPTION PLAN

(Name, address and telephone	With Copies to:	And to:
number of agent for service)
	Stephen Pineau	Edward L. Mayerhofer
Nevada Agency and Trust Co.	President and Director	Morton & Company
50 West Liberty St., Suite 880	Viscount Systems Inc.	Barristers & Solicitors
Reno, Nevada 89501	4585 Tillicum Street	1200 - 750 West Pender Street
	Burnaby, British Columbia	Vancouver, British Columbia
	CANADA V6C 1Z7	CANADA V6C 2T8
(775) 322-0626	(604) 327-9446	(604) 681-1194

This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

December 23, 2003

PROSPECTUS SUPPLEMENT

VISCOUNT SYSTEMS INC.

1,120,000 COMMON SHARES

The offering is hereby amended to include an additional 245,000 shares that may be acquired upon exercise of 245,000 options granted to certain insiders of Viscount and that may be resold pursuant to this prospectus.

A registration statement on Form S-8 was originally filed with the U.S. Securities and Exchange Commission on July 19, 2002 under file number 333-96799. This supplement is part of an amendment to that registration statement.

SELLING SHAREHOLDERS

Additional options have been granted to the individuals listed in the table below. The following table indicates all shares that may be offered for sale since the commencement of the offering on July 19, 2002, and may not reflect sales of shares acquired on exercise of options that have occurred since then.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering[5]	Maximum Number of Shares being Offered	Number of Shares Beneficially Owned After to the Offering	Percentage of Shares Beneficially Owned After Offering[4]
Stephen Pineau President, CEO and Director	2,788,500[1]	572,500[3]	2,216,000	14.58%
Greg Shen Chairman of the Board and Director	4,196,500[2]	522,500[3]	3,599,000	23.68%

[1]
This number includes 572,500 shares not currently outstanding but immediately issuable upon exercise of options granted pursuant to the 2001 Stock Option Plan, and 990,000 shares not currently outstanding but immediately issuable upon exercise of options granted pursuant to the 2003 Stock Option Plan.

[2]
This number includes 522,500 shares not currently outstanding but immediately issuable upon exercise of options granted pursuant to the 2001 Stock Option Plan, and 990,000 shares not currently outstanding but immediately issuable upon exercise of options granted pursuant to the 2003 Stock Option Plan, of which 90,000 are held by Teresa Shen, wife of Greg Shen.

[3]	These shares may be reoffered upon exercise of the options granted to the named selling shareholders pursuant to the 2001 Stock Option Plan.

[4]	Calculated based on 15,201,250 shares issued and outstanding plus the maximum number of shares issuable upon the exercise of options by each selling shareholder.

[5]
Since the commencement of the offering, Stephen Pineau has exercised options to acquire 40,625 shares and Greg Shen has exercised options to acquire 40,625 shares, which have been sold under this prospectus.

Sales of shares under this prospectus by each of the selling shareholders named above within any three month period may not exceed 1% of the then outstanding shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 23rd day of December, 2003.

VISCOUNT SYSTEMS, INC.

By: /s/ Stephen Pineau
Stephen Pineau
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title	Date

/s/ Stephen Pineau	December 23, 2003
Stephen Pineau
President, Chief Executive Officer and Director

/s/ Les Fong	December 23, 2003
Les Fong
Chief Financial Officer and Principal Accounting Officer

/s/ Greg D.C. Shen	December 23, 2003
Greg D.C. Shen
Chairman of the Board and Director